                                                                    EXHIBIT 11.1



                    PURE ATRIA CORPORATION AND SUBSIDIARIES

       COMPUTATION OF NET LOSS AND PRO FORMA NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     YEAR  ENDED
                                                     -----------
                                                     DECEMBER 31,
                                                     ------------
                                             1996       1995       1994
                                           -------    -------    -------

Net Loss                                   $(6,657)
                                           =======

Pro forma net income (loss) (2)                       $(4,246)    $ 5,132
                                                      =======     =======

Weighted average number of common
   shares outstanding...................    39,921     33,706      24,077

Weighted average number of  preferred
   shares outstanding on an as if
   converted basis......................        --      3,829       9,289

Number of common stock equivalents
   as a result of stock options
   outstanding using the treasury stock
   method...............................        --         --       2,317

Number of common shares issued and
   stock options granted in accordance
   with Staff Accounting Bulletin
   No. 83 (3)...........................        --         65         711
                                           -------    -------     -------

Shares used in per share computation        39,921     37,600      36,394
                                           =======    =======     =======

Per share amounts                          $ (0.17)   $ (0.11)    $  0.14
                                           =======    =======     =======
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(1)  This exhibit presents the primary and fully diluted per share computations.
     There is no material difference in the per share amounts when applying either method.

(2) Pro forma net income (loss) includes a provision for income taxes as if Performix, Inc. ("Performix") had been a C corporation, fully subject to federal and state income taxes. Prior to its acquisition by the Company, Performix had elected S corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes.

(3) Common shares issued by the Company during the twelve months immediately preceding the initial public offering date plus the number of common equivalent shares which were issued during the same period pursuant to the grant of stock options (using the treasury stock method and offering price) have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.